SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to file Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21988

                                 Kaye Group Inc.
             (exact name of registrant as specified in its charter)

           122 East 42nd Street, Third Floor, New York, New York 10168
           -----------------------------------------------------------
       (212) 338-2616 (address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                      Common Stock, $0.01 Par Value (Title
                of each class of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         |_|                Rule 12h-3(b)(1)(ii)         |_|

Rule 12g-4(a)(1)(ii)        |_|                Rule 12h-3(b)(2)(i)          |_|

Rule 12g-4(a)(2)(i)         |_|                Rule 12h-3(b)(2)(ii)         |_|

Rule 12g-4(a)(2)(ii)        |_|                Rule 15d-6                   |_|

Rule 12h-3(b)(1)(i)         |X|

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kaye Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 28, 2001                 By:  /s/ Bruce D. Guthart
                                         ---------------------------
                                         Name:  Bruce D. Guthart
                                         Title: President